Exhibit 7.3

IRREVOCABLE PROXY

     The undersigned stockholders of Liberty Self-Stor, Inc., a Maryland corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoint Thomas J. Smith (“Smith”) as the sole and exclusive attorney-in-fact and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the outstanding shares of common stock of the Company that are owned beneficially by the undersigned as of the date of this Proxy (collectively, the “Shares”) only in accordance with the terms of this Proxy. Upon the execution of this Proxy, any and all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the voting rights granted by this Proxy until after the Expiration Time (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest in the Company and is granted pursuant to that certain Stock Purchase Agreement, dated as of even date herewith, by and between Smith and the undersigned (the “Agreement”). As used herein, the term “Expiration Time” shall mean the tenth anniversary of the effective date of the Agreement.

     The attorney-in-fact and proxy named above is hereby authorized and empowered by the undersigned, at any time prior to the Expiration Time, to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of shareholders of the Company and in every written consent in lieu of such meeting.

     Any obligation of the undersigned hereunder shall be binding upon the successors, heirs and legal or personal representatives of the undersigned, and shall survive the death or incapacity of the undersigned.

     This Proxy shall terminate, and be of no further force and effect, automatically at the Expiration Time.

Dated: March 17, 2005

WITNESS:	SHAREHOLDER:
Signature	By: /s/ Thomas H. Lagos Signature
THOMAS H. LAGOS Print name here

WITNESS:	SHAREHOLDER:
Signature	By: /s/ Matina K. Lagos Signature
MATINA K. LAGOS